SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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 Name:      Gilat DBS, Inc.

 Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                c/o Gilat Communications, Inc.
                                   1651 Old Meadow Road
                                  McLean, Virginia 22102

 Telephone Number (including area code):  (703) 749-1600

 Name and address of agent for service of process:

                                 Gilat Communications, Inc.
                                   1651 Old Meadow Road
                                  McLean, Virginia 22102



                                        copies to:

       Gene Kleinhendler, Adv.             Leonard B. Mackey, Jr., Esq.
       Kleinhendler & Halevy, Law Offices  Richard Horowitz, Esq.
       30 Kalisher Street, 6th Floor       Clifford Chance Rogers & Wells LLP
       Tel Aviv, Israel  65257             200 Park Avenue
                                           New York, New York 10166

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            Yes  |X|                  No |_|

                                    SIGNATURE

            Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 5th day of May, 2000.

[SEAL]

                                    GILAT DBS, INC.


Attest:                               By:/s/  Shlomo Tirosh
                                         --------------------------
                                         Shlomo Tirosh, President

/s/ Heather A. Stone
--------------------------------
      Heather A. Stone,
      Secretary